Exhibit (d)(1)(iii)

AMENDMENT NO. 2

TO THE

INVESTMENT MANAGEMENT AGREEMENT

AMENDMENT NO. 2 to the Investment Management Agreement (“Amendment No. 2”), dated as of September 1, 2004, between AXA Premier VIP Trust, a Delaware statutory trust (the “Trust”), and The Equitable Life Assurance Society of the United States, a New York stock life insurance company (“Equitable” or “Manager”).

The Trust and Equitable agree to modify and amend the Investment Management Agreement dated as of November 30, 2001(“Agreement”) and as amended by Amendment No. 1 dated as of July 31, 2003 (“Amendment”), as follows:

1. Appendix A. Appendix A to the Agreement and Amendment, which sets forth the Portfolios of the Trust for which Equitable is appointed as the investment manager and the fees payable to Equitable with respect to each Portfolio, is hereby replaced in its entirety by Appendix A attached hereto.

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 2 as of the date first above set forth.

AXA PREMIER VIP TRUST		THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES

By:	/s/ Kenneth T. Kozlowski	By:	/s/ Steven M. Joenk
	Kenneth T. Kozlowski		Steven M. Joenk
	Chief Financial Officer and Treasurer		Senior Vice President

APPENDIX A

AMENDMENT NO. 2

TO THE

INVESTMENT MANAGEMENT AGREEMENT

The Trust shall pay the Manager, at the end of each calendar month, compensation computed at an annual rate equal to the following:

	(as a percentage of average daily net assets)
	First $1 Billion	Next $1 Billion	Next $3 Billion	Next $5 Billion	Thereafter
AXA Premier VIP Large Cap Core Equity Portfolio	0.900%	0.850%	0.825%	0.800%	0.775%
AXA Premier VIP Large Cap Growth Portfolio	0.900%	0.850%	0.825%	0.800%	0.775%
AXA Premier VIP Large Cap Value Portfolio	0.900%	0.850%	0.825%	0.800%	0.775%
AXA Premier VIP Small/Mid Cap Growth Portfolio	1.100%	1.050%	1.025%	1.000%	0.975%
AXA Premier VIP Small/Mid Cap Value Portfolio	1.100%	1.050%	1.025%	1.000%	0.975%
AXA Premier VIP International Equity Portfolio	1.050%	1.000%	0.975%	0.950%	0.925%
AXA Premier VIP Technology Portfolio	1.200%	1.150%	1.125%	1.100%	1.075%
AXA Premier VIP Health Care Portfolio	1.200%	1.150%	1.125%	1.100%	1.075%

	First $1 Billion	Next $1 Billion	Next $3 Billion	Next $5 Billion	Thereafter
AXA Premier VIP Aggressive Equity Portfolio	0.650%	0.600%	0.575%	0.550%	0.525%

	First $1.5 Billion	Next $1 Billion	Next $1 Billion	Next $2.5 Billion	Thereafter
AXA Premier Core Bond Portfolio	0.600%	0.575%	0.550%	0.525%	0.500%

	First $750 Million	Next $750 Million	Next $1 Billion	Next $2.5 Billion	Thereafter
AXA Premier VIP High Yield Portfolio	0.600%	0.575%	0.550%	0.530%	0.520%